Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter
Nuveen Multi-Strategy Income and Growth
Fund 2 formerly known as Nuveen Preferred and Convertible Income Fund 2
333- 105859
811-21333

On May 7, 2007, The Board of Trustees of the above referenced fund approved an amendment to the Declaration of Trust of the fund. Such Amendment was filed with the Commonwealth of
Massachusetts and is attached hereto as Exhibit A.

In addition, on June 29, 2007, a new sub-advisory agreement was entered into between the adviser, Nuveen Asset Management, and Tradewinds Global Investors, LLC. Such
Agreement is attached as Exhibit B.